Exhibit F
                                Troutman Sanders
                              600 Peachtree Street
                                Atlanta, GA 30308
                                  404-885-30000


                                January 22, 1999


Securities and Exchange Commission
Washington, DC  20549


                  RE:      Georgia Power Company
                           Application or Declaration on Form U-1

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1 filed by Georgia Power Company ("Georgia Power"), a wholly-owned subsidiary of The Southern Company, a registered holding company, in the above-referenced proceeding, and are furnishing this opinion with respect to the actions requested therein, which, if granted, would authorize Georgia Power to engage in a like-kind exchange of assets, specifically substations, in accordance with that certain Agreement of Exchange between Georgia Power and Georgia Transmission Corporation (An Electric Membership Corporation) dated as of November 12, 1998.

         We are of the opinion that Georgia Power is a validly organized and duly existing corporation under the laws of the State of Georgia and that, upon the issuance of your order or orders herein, and in the event the proposed transaction is carried out in accordance with the terms of such statement on Form U-1 and your order or orders:

         (a) all state laws applicable to the proposed transaction will have been complied with; and

         (b) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Georgia Power or any associate company of Georgia Power.

         We hereby consent to the use of this opinion in connection with the filing of such statement on Form U-1.


                                        Very truly yours,

                                        /s/Troutman Sanders

                                        Troutman Sanders LLP